Exhibit 11.1

                       EVEREST REINSURANCE HOLDINGS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
        For The Three Months and Six Months Ended June 30, 1999 and 1998
                             (Dollars in thousands)

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                                     Three Months Ended             Six Months Ended
                                          June 30,                      June 30,
                                 ---------------------------   ---------------------------
                                     1999           1998           1999           1998
                                 ---------------------------   ---------------------------

Net Income (Numerator)           $     38,065   $     43,544   $     79,307   $     83,345
                                 ============   ============   ============   ============

Weighted average common
 and effect of dilutive
 shares used in the
 computation of net
 income per share:
  Average shares outstanding
   - basic (denominator)           48,678,533     50,479,901     49,237,702     50,480,627
  Effect of dilutive shares:
   Options outstanding                218,645        310,130        220,489        313,928
   Options exercised                      -               27            483            283
   Options cancelled                       18          9,210              9          4,605
                                 ------------   ------------   ------------   ------------
  Average share outstanding
   - diluted (denominator)         48,897,196     50,799,268     49,458,683     50,799,443


Net Income per common share:
  Basic                          $       0.78   $       0.86   $       1.61   $       1.65
  Diluted                                0.78           0.86           1.60           1.64

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